Exhibit 4.3
SECOND SUPPLEMENTAL INDENTURE

dated as of June 30, 2020

among

Huntington Ingalls Industries, Inc.,

The Guarantor Party Hereto

and

Wells Fargo Bank, National Association,
as Trustee

____________________________

3.483% Senior Notes due 2027

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), entered into as of June 30, 2020, among Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), Hydroid, Inc., a Delaware corporation (the “Undersigned”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of December 1, 2017, as modified by the First Supplemental Indenture, dated as of August 27, 2019 (as modified, the “Indenture”), relating to the Company’s 3.483% Senior Notes due 2027 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause Domestic Subsidiaries that Guarantee, and any Wholly Owned Domestic Subsidiaries that Incur, Debt under the Credit Agreement or that Guarantee or Incur Debt after the Issue Date under any other Credit Facility to enter into this Second Supplemental Indenture to provide Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Second Supplemental Indenture hereby agree as follows:

Exhibit 4.3
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Second Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Second Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Second Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Second Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

Huntington Ingalls Industries, Inc., as Issuer

By: _____________________________
Name:
Title:

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